Exhibit 99.1

Gladstone Capital Announces Amendment to its Revolving Credit Facility

Increases Commitment, Extends Maturity and Improves Pricing

MCLEAN, VA, March 12, 2018 – Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) today announced the amendment and extension of its syndicated credit facility led by KeyBank National Association (“KeyBank”), which includes a reduction in pricing, expansion of the total commitment and extension of the maturity date.

Effective, March 9, 2018, the Company, through its wholly-owned subsidiary, Gladstone Business Loan, LLC, entered into Amendment No. 4 (the “Amendment”) to its Fifth Amended and Restated Credit Agreement with KeyBank as administrative agent, managing agent and lead arranger, Gladstone Management Corporation, the Company’s Adviser, as servicer, and certain other lenders party thereto (together with the Amendment, the “Credit Facility”). Amendment No. 4 amended the Credit Facility to:

•	Extend the revolving period from January 19, 2019 to January 15, 2021;

•	Extend the maturity date from May 1, 2020 to April 15, 2022, at which time all principal and interest will be due and payable;

•	Reduce the interest rate margin by 40 basis points effective immediately to 2.85% for the balance of the revolving period (January 15, 2021), after which the margin increases to 3.25% for the balance of the facility term;

•	Change the unused commitment fee from 0.50% of the total unused commitment amount to 0.50% when the average unused commitment amount for the reporting period is less than or equal to 50%, 0.75% when the average unused commitment amount for the reporting period is greater than 50% but less than or equal to 65%, and 1.00% when the average unused commitment amount for the reporting period is greater than 65%; and

•	Increase the current commitment amount from $170 million to $190 million with the ability to expand to a total facility amount of $265 million through additional commitments of existing lenders.

Comments from Gladstone Capital Corporation’s President, Bob Marcotte: “We would like to thank KeyBank and the participating banks, the majority of which increased their commitments, for their continued confidence and support of Gladstone Capital in closing on this amendment. The combination of the increased capacity, maturity extension and pricing improvements in this amendment are expected to provide both an immediate benefit to our current net interest income as well as support the long-term growth of our investment portfolio. This amendment represents an important milestone for Gladstone Capital and underscores our strong portfolio performance.”

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Including distributions through today, the Company has paid 181 consecutive monthly or quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.